LSB INDUSTRIES, INC.
               1993 STOCK OPTION AND INCENTIVE PLAN

                 INCENTIVE STOCK OPTION AGREEMENT
                 ________________________________


          THIS AGREEMENT made this 22nd day of April, 1998, between LSB INDUSTRIES, INC., a Delaware corporation, hereinafter called the "Company", and __________________ hereinafter called
"Optionee";

                       W I T N E S S E T H:

          In consideration of the mutual covenants and conditions herein set forth and for good and valuable consideration, the Company and the Optionee agree as follows:

          WHEREAS, on __________________ Optionee was granted an option to purchase ______________________ shares of the Company's common stock for a price of $_________ per share, which option was granted subject to and in accordance with the Company's Plan (as defined below) (the "Terminated Option"); and

          WHEREAS, the Company and the Optionee desire to terminate the Terminated Option, effective immediately, and to replace the Terminated Option with the Option granted under this Agreement; and

          WHEREAS, the Company and the Optionee desire to have the Option granted under this Agreement vest according to the vesting schedule of the option covered by the Terminated Option, and, for purposes apply the vesting schedule set forth in Section IV.A of this Agreement, the period of time elapsed from the Date of Grant (as defined below) will include the period of time elapsed under the Terminated Option; and

          WHEREAS, the Plan allows the Stock Option Committee to accelerate the vesting schedule of an option granted under the Plan; and

          WHEREAS, pursuant to the actions and resolutions of the Company's Stock Option Committee, the Company hereby grants to
Optionee an option as set forth below as a replacement for the Terminated Option; and

          WHEREAS, pursuant to the resolutions of the Stock Option Committee, the Stock Option Committee desires that the vesting schedule of the option granted herein shall be consistent with the vesting schedule of the Terminated Option.

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          NOW, THEREFORE, the Company and Optionee do hereby agree
as follows:

     I. Recitations. The Company is presently employing the Optionee as its employee and considers it desirable and in its best interest that Optionee be given an inducement to acquire an initial or additional proprietary interest in the Company as an added incentive to advance the interest of the Company in the form of this option to purchase certain shares of the Company's common stock, par value $.10 per share ("Common Stock"), which option hereunder is granted subject to and in accordance with the Company's 1993 Stock Option and Incentive Plan, as amended prior to this date (the "Plan"). The capitalized terms herein shall have the same meaning as set forth in the Plan, unless otherwise indicated.

     II. Employment. This Agreement shall not impose upon the Company any obligation to retain Optionee in its employ or to retain Optionee at his present salary or position. If Optionee shall leave the employ of the Company for any reason, the option granted herein shall immediately terminate, except as otherwise expressly provided in Section IV hereof.

     III. Grant of Option. The Company hereby grants to Optionee as of the close of business on this 22nd day of April, 1998 (the "Date of Grant", except that the use of the words "Date of Grant" in Section IV hereof shall be ____________________, the right, privilege and option to purchase an aggregate of ________________________ shares of its Common Stock for a price of $4.1875 per share (the "Exercise Price"), under and subject to the terms and conditions of the Plan to which reference is hereby made and a copy of which is attached to and made a part hereof, such Exercise Price being one hundred percent (100%) of the Fair Market Value of the Common Stock as determined pursuant to the Plan. Such option is hereinafter referred to as the "Option" and the shares of Common Stock purchasable upon the exercise of the Option are hereinafter sometimes referred to as the "Option Shares". The Option is intended by the parties hereto to be an incentive stock option, as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended.

     IV.  Exercise of Stock Options.

          A. As an Employee. For the purposes of this Section IV only, the "Date of Grant" shall be considered granted on _______________________ which is the Date of Grant of the Terminated Option. If the Option has not been terminated pursuant to Section VII hereof, the Option granted herein may be exercised by Optionee as hereinafter provided. Unless waived by the Board of Directors or a committee thereof that administers the Plan (the Board of Directors or a committee

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     thereof is referred to herein as the "Committee"), the
     Optionee, while in the employment of the Company, may exercise the option as follows:

     1. at any time after one (1) year of continuous employment by the Optionee from the Date of Grant, the Option may be exercised in whole or in part as to not more than twenty percent (20%) of the total number of Option Shares;

     2. at any time after two (2) years of continuous employment by the Optionee from the Date of Grant, the Option may be exercised, in whole or in part, as to an additional twenty percent (20%) of the total number of Option
          Shares;

     3. at any time after three (3) years of continuous employment by the Optionee from the Date of Grant, the Option may be exercised, in whole or in part, as to an additional thirty percent (30%) of the total number of Option Shares;

     4. at a time after four (4) years of continuous employment by the Optionee from the Date of Grant, the Option may be exercised, in whole or in part, as to all of the Option
          Shares remaining subject to the Option.

          The right to exercise the Option shall be cumulative. Employment by a Subsidiary of the Company shall be considered employment by the Company. The Committee shall have the sole right to accelerate the time when Optionee will become entitled to exercise the Option pursuant to the terms hereof and the Plan.

          B. As a Former Employee. The Option granted herein may not be exercised after the Optionee is no longer an employee of the Company or any Subsidiary; except that if the Optionee ceases to be an employee on account of physical or mental disability as defined in Section 22(e)(3) of the Code ("Former Employee"), he may exercise the option within twelve (12) months after the date on which he ceased to be an employee, for the number of Option Shares for which he could have exercised at the time he ceased to be an employee. In no event may the Option be exercised after the expiration of ten
     (10) years from the Date of Grant.

         C. In Case of Death. If the Optionee dies prior to the termination of this Option, the Option may be exercised within one (1) year after the death of the Optionee by the personal representative of his estate, or by a person who acquired the right to exercise the Option by bequest, inheritance, or by reason of the death of the Optionee, provided that:

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     1.   the Optionee died while an employee of the Company or a
          Subsidiary; or

     2. the Optionee ceased to be an employee of the Company or a Subsidiary on account of physical or mental disability and died within three (3) months after the date on which he ceased to be such employee.

          The Option may be exercised only as to the number of shares for which the Optionee could have exercised at the time the Optionee died. In no event may the Option be exercised after the expiration of ten (10) years from the Date of Grant.

          D. Continuous Employment. The Committee shall decide, in its sole and absolute discretion, to what extent leaves of absence for government or military service, illness, temporary disability or other reasons, shall not interrupt continuous employment, which decision shall be binding for the purpose of this Agreement.

          E. Acceleration upon Change in Control. The Option shall become immediately exercisable in full, notwithstanding the vesting schedule provided in Section IV hereof, upon a change in control of the Company. A "change in control" shall be defined as set forth in the Plan.

     V.   Notice of Exercise and Payment of Exercise Price.
Subject to the terms of this Agreement, the Option shall be exercised by giving written notice of such exercise to the Company identifying the Option being exercised and specifying the number of Option Shares then being purchased. Such notice shall be accompanied by payment in full of the Exercise Price, which shall be in cash or in whole shares of Common Stock which are already owned by the Optionee, or partly in cash and partly in such Common Stock. Cash payments shall be made by wire transfer, certified check, bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for shares of Common Stock with respect to which the Option is exercised until the Company has confirmed the receipt of good and valuable funds in payment of the purchase price thereof. Payments in the form of Common Stock (which shall be valued at the Fair Market Value of a share of Common Stock on the date of exercise) shall be made by delivery of stock certificates in negotiable form (in form and content satisfactory to the Company) which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances.

     VI. Issuance of Shares. As soon as practicable after its receipt of such notice and payment, the Company shall cause one or more certificates for the shares so purchased to be delivered to

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the Optionee or his or her estate, as the case may be; provided, however, the obligation of the Company to deliver such certificates shall be subject to the Company's compliance with any applicable federal and state securities laws as provided in Section X hereof.

     VII. Termination of Option. This Agreement and the Option granted herein, to the extent not theretofore exercised, shall terminate and become null and void immediately upon the earlier of the following to occur:

          A.   Option No Longer Exercisable.  At such time as the
     Option is no longer exercisable pursuant to the terms of
     Section IV hereof;

          B. Surrender of Options. Upon the Optionee's surrender to the Company for cancellation of this Agreement and the Option granted herein; and,

          C. Expiration of Term. Upon the tenth (10th) anniversary of the Date of Grant.

     VIII. Restrictions. The Option will not be transferrable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by Optionee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, will not be assignable by operation of law and will not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, will be null and void and without effect.

     IX. Adjustments. Pursuant to the terms of the Plan, in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other change in the corporate structure or capitalization affecting the Corporation's common stock, a fair and equitable adjustment will be made in the number, kind, option price, etc., of shares subject to the Option to the extent that the proportionate interest of the holder of the Option will be maintained as before the occurrence of such event.

     X.   Compliance with Law and Approval of Regulatory Bodies.
No shares of Common Stock will be issued or, in the case of treasury shares, transferred, upon exercise of the Option, except in compliance with all applicable federal and state laws and regulations and in compliance with rules of stock exchanges on which the Company's shares may be listed. Any share certificate issued to evidence shares as to which the Option is exercised shall

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bear such restrictive legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No shares of Common Stock will be issued or, in the case of treasury shares, transferred, upon exercise of the Option until the Company has obtained such consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable.

     XI. Investment Representations. Optionee, or his personal representative, may be required by the Committee to give a written representation that the shares subject to the Option will be acquired, or are being acquired, as the case may be, for investment and not with a view to a public distribution of them; provided, however, that the Committee in its sole discretion, may release the Optionee, or his personal representative, from such investment representations either prior to or subsequent to the exercise of the Option.

     XII. Rights as a Shareholder.   Optionee shall have no rights
as a shareholder with respect to any shares covered by this Agreement or the Option until the date of issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

     XIII. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     XIV. Incorporation by Reference; Interpretation. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option and this Agreement shall be interpreted in accordance with the Plan. The Committee shall construe and interpret the terms and provisions of the Plan and this Agreement and shall at its discretion make general and special rules and regulations for administering the Plan, which construction, interpretation, rules and regulations shall be binding and conclusive upon all persons granted an option pursuant to the Plan and this Agreement.

     XV. Terminated Option. The Terminated Option is hereby terminated and rendered null and void effective immediately.


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          IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed effective as of the Date of Grant.

ATTEST:                            LSB INDUSTRIES, INC.




______________________________     By:___________________________
                     Secretary        Name:  Jack E. Golsen
                                      Title: President

     [S E A L]
                                   "Optionee"



                                   ______________________________
                                   _________________



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